Free Writing Prospectus pursuant to Rule 433 dated August 18, 2026

Registration Statement No. 333-284538

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due August 24, 2029

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market measure:

An equally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage also is set forth below:

Fund Underlying Indices (each referred to as a “fund underlying index,” and collectively as the “fund underlying indices”):	With respect to a basket component, the index tracked by such basket component
Pricing date:	expected to be August 21, 2026
Issue date:	expected to be August 26, 2026
Calculation day:	expected to be August 21, 2029
Stated maturity date:	expected to be August 24, 2029
Starting level:	100
Ending level:

the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its basket component return multiplied by (2) its weighting percentage

Basket return:	ending level – starting level starting level
Initial basket component price:	with respect to a basket component, the fund closing price of such basket component on the pricing date
Final basket component price:	with respect to a basket component, the fund closing price of such basket component on the calculation date
Basket component return:

with respect to a basket component, its “basket component return” is the percentage change from its initial basket component price to its final basket component price, measured as follows:

final basket component price – initial basket component price initial basket component price

Maximum return:	at least 34.70% of the face amount per security (at least $347.00 per security)
Upside participation rate:	150%
Threshold level:	90% of the starting level
Buffer amount:	10%
Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i) $1,000 × basket return × upside participation rate; and

(ii) the maximum return;

•
if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or
•
if the ending level is less than the threshold level:

$1,000 + [$1,000 × (basket return + buffer amount)]

CUSIP:	40058LE55
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

Underwriting discount:

up to 2.825% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.825% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.25% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile*

* assumes a maximum return of 34.70% of the face amount per security ($347.00 per security).

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the basket in excess of the buffer amount and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated August 18, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated August 18, 2026
●
WFS product supplement no. 9 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $890 and $920 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 9, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Securities Is Not Linked to the Level of Each Basket Component at Any Time Other Than the Determination Date
▪
You May Lose a Substantial Portion of Your Investment in the Securities
▪
Your Securities Do Not Bear Interest
▪
The Potential for the Value of Your Securities to Increase Will Be Limited
▪
The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Component
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Basket Components or Any Basket Component Stocks.
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket Components or Any Basket Component Stock
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

Additional Risks Related to the Basket Components

▪
The Policies of the Investment Advisor For Any Basket Components and of the Sponsor of the Fund Underlying Index Tracked By Any Basket Component Could Affect the Amount Payable on Your Securities and Their Market Value.
▪
There Is No Assurance That an Active Trading Market Will Continue For the Basket Components or That There Will Be Liquidity in Any Such Trading Market; Further, the Basket Components Are Subject to Management Risks, Securities Lending Risks and Custody Risks.
▪
Each Basket Component and Its Fund Underlying Index Are Different and the Performance of Each Basket Component May Not Correlate With the Performance of Its Fund Underlying Index.

Additional Risks Related to the iShares® Biotechnology ETF

▪
The iShares® Biotechnology ETF Is Concentrated in the Biotechnology Industry and Does Not Provide Diversified Exposure.
▪
The iShares® Biotechnology ETF Recently Changed Its Fund Underlying Index and Has Limited Historical Information Tracking Its Fund Underlying Index.

Additional Risks Related to the State Street® Health Care Select Sector SPDR® ETF

▪
The State Street® Health Care Select Sector SPDR® ETF is Concentrated in the Health Care Sector and Does Not Provide Diversified Exposure.

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.